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                  EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC.
                              DATED OCTOBER 4, 2004



                              FOR IMMEDIATE RELEASE
                              ---------------------

           PAYCHEX FOUNDER B. THOMAS GOLISANO TURNS OVER HIS POSITION
             AS PRESIDENT AND CEO TO SUCCESSOR, REMAINS AS CHAIRMAN
            LONGTIME IBM EXECUTIVE JONATHAN JUDGE TO SUCCEED GOLISANO


Rochester, NY (October 4, 2004) - Paychex, Inc. (NASDAQ:PAYX) today announced that the company's founder, B. Thomas Golisano, is turning over his position as president and chief executive officer of the leading national payroll and human resource services provider to his newly named successor. Golisano will remain as chairman of the Paychex Board of Directors. Longtime IBM executive Jonathan J. Judge immediately succeeds Golisano as Paychex president and CEO. Judge, a 25-year veteran of IBM, left in 2002 to become president and CEO of Crystal Decisions, Inc., a world leader in information management software.

"This is an excellent time to make this transition. Paychex is well-positioned, well-managed and continues to have enormous potential," said Golisano. "There is a large untapped market for payroll outsourcing in the United States, and Paychex has the products to meet the needs of U.S. businesses. Significant growth is being generated by our Major Market Services products, which provide payroll and HR services to larger companies, and Paychex Administrative Services, which provides comprehensive payroll, benefits and risk management services. The growth of our other Human Resource Services products and our initial expansion into Europe also add to our potential in the years to come. Combined with a strong balance sheet, including $600 million in cash and no debt, the future is very bright indeed."

Golisano said, "Paychex has been fortunate to find a new CEO and president with the experience and qualifications of Jonathan Judge. He is an excellent fit with the current Paychex executive group, and we are definitely strengthening the management team. Jon's leadership qualities and work history demonstrate his abilities. He has successfully managed large groups of employees and over $10 billion in annual revenues. I look forward to working with him as the new CEO and have great confidence in the future successes he will bring to Paychex." Prior to leaving IBM, Judge was general manager of IBM's Personal Computing Division, a $10 billion business unit with 11,000 employees.

Judge joined Crystal Decisions as CEO in 2002. In that role, he successfully succeeded the company's founder. Judge enjoyed his position as CEO at Crystal Decisions, but his job was effectively eliminated when he and the management team chose to merge the company with Business Objects, a leader in business intelligence, rather than taking Crystal Decisions public via an IPO.

                                     -More-

New Paychex President & CEO
Page 2 of 3
October 4, 2004


"I am excited to join a company with the exceptional resources of Paychex, and I look forward to being part of its great management team," said Judge. "Paychex has a tradition of strong year-over-year growth and record performances, and my role will be to continue that legacy."

Golisano, 62, said that in addition to maintaining his role as chairman of Paychex, he has a number of other activities he plans to pursue. "I am in great health and have many interests including other entrepreneurial opportunities, philanthropic endeavors, and a desire for political reform in New York State," said Golisano. "I recently got married, have two children and six grandchildren, and I want to spend more time with them."

PAYCHEX HISTORY
Golisano founded Paychex in 1971 with $3,000 and an idea about how to make payroll outsourcing easy and affordable for small businesses. Golisano started the company in Rochester, New York; its headquarters remain in Rochester today. Paychex began with one employee and 40 clients. Today, Paychex serves more than 500,000 clients from over 100 locations across the United States and employs more than 9,400 people. Revenues for fiscal 2004 totaled nearly $1.3 billion.

Paychex initially grew through partnerships and franchises. Golisano consolidated those into one private company in 1979. The company went public in 1983 and trades on The NASDAQ Stock Market. Paychex and Golisano have received numerous national honors over the years. In 2004, the company was recognized for a third consecutive year by FORTUNE magazine as one of the "100 Best Companies To Work For" in America, and by Training magazine as one of the top 100 training organizations in the country. FORTUNE also named Paychex one of the most admired companies in the country, and Forbes honored Paychex as one of the best-managed companies in America. For more historical Paychex milestones, go to http://www.paychex.com/about/history.html.

B. THOMAS GOLISANO
In addition to his role with Paychex, Golisano is owner of the Buffalo Sabres, a National Hockey League team. Golisano is a founder of the Independence Party of New York State and has run for governor of New York as that party's candidate three times. He has personally contributed more than $50 million to Rochester area not-for-profit organizations, predominantly institutions of health care and higher education.

                                     -More-

New Paychex President & CEO
Page 3 of 3
October 4, 2004


He also started the B. Thomas Golisano Foundation in 1986 to provide grants to organizations serving those with disabilities and their families. Golisano has received numerous business, civic, and community awards. In 2004, he was named Outstanding Philanthropist by the Association of Fundraising Professionals, an international organization. Golisano is a graduate of the State University of New York at Alfred. He is a native of Irondequoit, New York, a suburb of Rochester. Golisano has two children and six grandchildren. He and his wife, Heather, reside in Pittsford, New York.

JONATHAN J. JUDGE
Judge, 50, holds a Bachelor of Arts degree in economics from Harvard University. He began his career at IBM Corporation in 1976 as a salesman. He rose through the company, holding a variety of management positions in sales, marketing, and operations. His career at IBM culminated with his role as general manager of IBM's Personal Computing Division. Judge assumed his CEO leadership position at Crystal Decisions, Inc. in 2002. Judge has resided in Vancouver, British Columbia for the last two years, where the operational headquarters of Crystal Decisions is located. Prior to that, he was a longtime resident of Wilton, Connecticut. Judge, the father of three children, will move to Rochester.

ABOUT PAYCHEX
Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The Company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex(R). Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers' compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves more than 500,000 payroll clients nationwide.
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EDITOR'S NOTE: THE COMPANY WILL HOST A CONFERENCE CALL ON MONDAY, OCTOBER 4,
2004, AT 2:00 P.M. EASTERN TIME TO DISCUSS THE ANNOUNCEMENT. INTERESTED PARTIES MAY LISTEN BY DIALING 1-888-942-8514. PASS CODE: PAYCHEX. A REPLAY WILL BE MADE AVAILABLE APPROXIMATELY ONE HOUR AFTER COMPLETION OF THE CALL UNTIL MIDNIGHT EASTERN TIME ON OCTOBER 14, 2004, AND WILL BE ACCESSIBLE BY DIALING 1-800-489-7545.

MEDIA CONTACT: LAURA SAXBY LYNCH, PUBLIC RELATIONS MANAGER, PAYCHEX
               PHONE:  (585) 383-3074
               E-MAIL: LSAXBYLYNCH@PAYCHEX.COM